Exhibit 5.1

June 18, 2010

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

I am Vice President and Associate General Counsel of Lincoln National Corporation, an Indiana corporation (the “Company”). I refer to the Underwriting Agreement, dated June 14, 2010 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities Inc., as representative of the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), pursuant to the terms of which the Company will sell to the Underwriters (i) an aggregate of 12,293,578 shares of the Company’s common stock, no par value per share (the “Firm Securities”), and (ii) an aggregate of 1,844,037 shares of the Company’s common stock, no par value per share (the “Option Securities,” and together with the Firm Securities, the “Securities”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection therewith, I have examined (a) the Registration Statement on Form S-3 (File No. 333-157822) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating, in part, to the registration of the Securities, as it became effective under the Securities Act on March 10, 2009 (the “Registration Statement”), (b) the prospectus of the Company dated March 10, 2009, as supplemented by the prospectus supplement, dated June 14, 2010, relating to the Securities, as filed in final form with the Commission on June 15, 2010 pursuant to Rule 424(b)(4) under the Act (the “Prospectus”), (c) the Underwriting Agreement and (d) Restated Articles of Incorporation of the Company and Amended and Restated Bylaws of the Company, each as amended as of the date hereof.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering this opinion, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company and its subsidiaries, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.

Based upon and subject to the foregoing, I am of the opinion that the Securities to be sold by the Company, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Indiana, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

This opinion is given as of the date hereof. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

I hereby consent to the filing of this opinion with the Commission and the use of my name in the section entitled “Validity of securities” in the Prospectus. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/ Stephen E. Rahn

Stephen E. Rahn
Vice President and Associate General Counsel